As filed with the Securities and Exchange Commission on January 28, 2025	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Smithfield Foods, Inc.
(Exact name of registrant as specified in its charter)

Virginia	52-0845861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
200 Commerce Street
Smithfield, Virginia 23430

(Address of Principal Executive Offices) (Zip Code)
Smithfield Foods, Inc. Omnibus Incentive Plan
Smithfield Foods, Inc. Employee Stock Purchase Plan

(Full titles of the plans)
Tennille J. Checkovich
Chief Legal Officer
200 Commerce Street
Smithfield, Virginia 23430
(757) 365-3000

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Colin Diamond
Brandon Bortner
Alex Herman
Paul Hastings LLP
200 Park Avenue
New York, New York 10166

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:
(a)Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on January 21, 2025 (File No. 333-284141), which contains the Registrant’s audited financial statements for the last fiscal year for which such statements have been filed;
(b)The Registrant’s Prospectus dated January 27, 2025, to be filed with the Commission on January 28, 2025 pursuant to Rule 424(b) of the Securities Act, relating to the Registrant’s Registration Statement on Form
S-1, as amended (File No. 333-284141); and
(c)The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A filed with the Commission on January 23, 2025 (File No. 001-15321), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
For the purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a document or statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Registrant’s amended and restated articles of incorporation contain provisions authorized by the Virginia Stock Corporation Act, or the VSCA. The VSCA permits indemnification of a corporation’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Sections 13.1-696 through 13.1-704 of the VSCA generally authorize a Virginia corporation to indemnify its directors and officers in civil, criminal, administrative and investigative actions if they acted in good faith and believed their conduct to be in the best interests of the corporation if acting in their official capacity with the corporation or, in all other cases, at least not opposed to its best interests, and, in the case of any criminal action, had no reasonable cause to believe that the conduct was unlawful. Additionally, Section 13.1-704 of the VSCA provides that a Virginia corporation has the power to make any further indemnity to any director or officer, including in a proceeding brought by or in the right of the corporation, if authorized by its articles of incorporation or any bylaw or resolution adopted by the shareholders, except an indemnity against their willful misconduct or a knowing violation of the criminal law. The Registrant’s amended and restated articles of incorporation require it to indemnify its directors and officers to the full extent permitted by the VSCA.
The Registrant’s amended and restated articles of incorporation provide that, to the full extent that the VSCA permits the limitation or elimination of the liability of directors and officers, no director or officer of the Registrant shall be liable in any proceeding brought by or in the right of the Registrant or by or on behalf of its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct. Section 13.1-692.1 of the VSCA permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security.
The Registrant has entered into indemnification agreements with each of its directors and executive officers pursuant to which we agree to indemnify, including advancing expenses to, each of them against any liabilities that they may incur as a result of their service as a director or executive officer of the Registrant to the fullest extent permitted by Virginia law and its amended and restated articles of incorporation.
The Registrant carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description
3.1
Form of Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-284141), filed on January 21, 2025).

3.2
Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-284141), filed on January 21, 2025).

5.1*	Opinion of Hunton Andrews Kurth LLP.
23.1*	Consent of Ernst & Young.
23.2*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1).
24.1*	Power of Attorney is contained on the signature page.
99.1	Smithfield Foods, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-284141), filed on January 21, 2025).
99.2
Smithfield Foods, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-284141), filed on January 21, 2025).

107*	Filing Fee Table.
__________________
*Filed herewith.
ITEM 9. UNDERTAKINGS.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that:
(A)paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee bonus plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Smithfield, Commonwealth of Virginia on January 28, 2025.

Smithfield Foods, Inc.

By:	/s/ C. Shane Smith
Name:	C. Shane Smith
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
Know All Persons By These Presents, Each of the undersigned officers and directors of Smithfield Foods, Inc. hereby severally constitutes and appoints and C. Shane Smith, Mark L. Hall and Tennille J. Checkovich, and each of them acting alone, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ C. Shane Smith	Chief Executive Officer and Director	January 28, 2025
C. Shane Smith	(Principal Executive Officer)

/s/ Mark L. Hall	Chief Financial Officer	January 28, 2025
Mark L. Hall	(Principal Financial Officer)

/s/ R. Allen Brobst	Principal Accounting Officer	January 28, 2025
R. Allen Brobst, Jr.

/s/ Long Wan	Chairman	January 28, 2025
Long Wan

/s/ Marie T. Gallagher	Director	January 28, 2025
Marie T. Gallagher

/s/ Lijun Guo	Director	January 28, 2025
Lijun Guo

/s/ Hank Shenghua He	Director	January 28, 2025
Hank Shenghua He

/s/ John A. Quelch	Director	January 28, 2025
John A. Quelch

/s/ Raymond A. Starling	Director	January 28, 2025
Raymond A. Starling

/s/ Hongwei Wan	Director	January 28, 2025
Hongwei Wan

/s/ Xiaoming Zhou	Director	January 28, 2025
Xiaoming Zhou